EXHIBIT 10.13

LUNA INNOVATIONS INCORPORATED
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN
As Amended and Restated Through December 2017

ARTICLE 1

INTRODUCTION
1.1Establishment. Luna Innovations Incorporated (the “Company”) established this Non-Employee Directors’ Deferred Compensation Plan (the “Plan”) for those members of the Company’s Board of Directors who are not employees of the Company or any of its subsidiaries or affiliates. The Plan allows such Eligible Directors to defer the receipt of their Director Fees and to receive settlement of the right to receive payment of such amounts in the form of an issuance of Company Shares. Capitalized terms used in the Plan have the definitions set forth in Article 12.
1.2Purpose. This Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract and retain qualified persons to serve as Eligible Directors and to promote Company equity ownership by Eligible Directors, thereby aligning such Eligible Directors’ interests more closely with the interests of the stockholders of the Company.
1.3Effective Date. This Plan originally became effective as of August 9, 2007 (the “Effective Date”). This amendment and restatement of the Plan is effective December 28, 2017.

ARTICLE 2

ELIGIBILITY
2.1Effective Date Eligibility. Each person who was an Eligible Director on the Effective Date became eligible to participate in the Plan on the Effective Date.
2.2Initial Board Appointment Eligibility. Each person who becomes an Eligible Director following the Effective Date shall become eligible on the date of his or her initial appointment to the Board.
2.3Change in Employment Status. If any Participant subsequently becomes an employee of the Company or any of its subsidiaries or affiliates such Participant shall not be eligible to defer any Director Fees earned during any calendar year that commences following such change in status, if applicable. Such change in status shall not otherwise impact the Participant’s Stock Unit Account, which will continue to be administered in accordance with the terms of the Plan and the Participant’s Deferral Election.

ARTICLE 3

DEFERRAL ELECTIONS

3.1Deferral Elections. Each Eligible Director may elect to defer a whole percentage (in increments of 1%) of up to 100% of his or her Cash Director Fees and/or Stock Director Fees by submitting a completed Deferral Election form to the Administrator in accordance with the procedures set forth in this Article 3.
3.2Timing of Deferral Election. An Eligible Director may make a Deferral Election within thirty (30) days after the date on which he or she initially becomes eligible to participate in the Plan (the “Initial Election Period”). An Eligible Director who does not make a Deferral Election within the Initial Election Period may make a Deferral Election in accordance with administrative procedures established by the Administrator.
3.3Effect and Duration of Deferral Election. A Deferral Election shall apply only to Director Fees earned after the date such election is made and is irrevocable consistent with the requirements of Section 409A. Any Deferral Election made within the Initial Election Period will be irrevocable upon expiration of the Initial Election Period and will apply to any Director Fees earned during calendar quarters that commence following expiration of such Initial Election Period, including calendar quarters in any subsequent calendar year. Any Deferral Election made after expiration of the Initial Election Period will be irrevocable as of December 31st of the calendar year in which it was made and will apply to any Director Fees earned in any subsequent calendar year. Deferral Elections shall evergreen so that they will continue in effect and will be applicable to Director Fees earned in all subsequent calendar years, unless and until such Deferral Election is modified as provided in Section 3.4.

3.4Modifications to Deferral Elections. A Participant may revoke or modify a prior Deferral Election by submitting a new Deferral Election to the Administrator at such time before the first day of any subsequent calendar year in accordance with procedures established by the Administrator. Any modified Deferral Election will commence effectiveness with respect to such subsequent calendar year and will evergreen and remain effective for calendar years commencing thereafter.
3.5Form of Deferral Election. A Deferral Election shall be made in a form approved by the Administrator (including in the form attached to the Plan as Appendix I).

ARTICLE 4

DEFERRED COMPENSATION ACCOUNTS

4.1Establishment of Stock Unit Account. The Company shall establish a Stock Unit Account for each Participant. All Director Fees deferred pursuant to Article 3 shall be converted to Stock Units which are credited to the Participant’s Stock Unit Account on the Deferral Date. Stock Director Fees deferred under the Plan will have the number of Shares subject to such deferral election converted into an equivalent number of Stock Units credited to the Participant’s Stock Unit Account. With respect to any Cash Director Fees deferred under the Plan, the number of Stock Units credited to a Participant’s Stock Unit Account as of a Deferral Date shall equal the amount of the deferred Director Fees divided by the Fair Market Value of a Share on such Deferral Date, with fractional Stock Units calculated to three decimal places. Fractional Stock Units shall be credited cumulatively, but any fractional Stock Unit credited to a Participant’s Stock Unit Account at the time of a distribution under Article 5 shall be converted into the right to receive a cash amount equal to the Fair Market Value of a corresponding fractional Share on the date of distribution.
4.2Crediting of Dividend Equivalents. As of each dividend payment date with respect to Shares, if any, each Participant shall have credited to his or her Stock Unit Account a dollar amount equal to the amount of cash dividends that would have been paid on the number of Shares equal to the number of Stock Units credited to the Participant’s Stock Unit Account as of the close of business on the record date for such dividend. Such dollar amount shall then be converted into a number of Stock Units equal to the number of whole and fractional Shares that could have been purchased with such dollar amount at Fair Market Value on the dividend payment date.
4.3Adjustment Provisions. In the event of a reorganization, recapitalization, stock split, stock dividend, spin off, combination, corporate exchange, merger, consolidation or other change in the Shares that does not qualify as a Change in Control, or any distribution to holders of Shares other than cash dividends or any transaction determined in good faith by the Administrator to be similar to the foregoing but, the Administrator shall make appropriate equitable changes in the number of Stock Units credited to the Participant’s Stock Unit Account.

ARTICLE 5

DISTRIBUTION OF DEFERRED COMPENSATION

5.1Share Settlement and Source of Shares. Settlement of a Participant’s Stock Unit Account will be effected by delivering to the Participant a number of Shares equal to the number of whole Stock Units credited to the Participant’s Stock Unit Account. The source of Shares distributed pursuant to this Plan shall be the Company’s 2016 Equity Incentive Plan or any successor equity incentive plan adopted by the Company. Any fractional Stock Units credited to a Participant’s Stock Unit Account at the time of a distribution shall be paid in cash at the time of such distribution.
5.2Timing and Form of Distribution. The Participant shall specify on the Deferral Election form the timing of distribution in settlement of the Participant’s Stock Unit Account as specified on the Deferral Election form, which may commence on any of the following permissible distribution events, with such distribution to be made in either (i) a lump sum, or (ii) substantially equal annual installments over a period not to exceed five (5) years:

(a)	The Participant’s Separation from Service;

(b)	Change in Control; or

(c)	A Specified Date.
5.3Default Form of Distribution. If a Participant submits a Deferral Election form but fails to specify a distribution event or form of distribution on the Deferral Election form, the Participant’s Stock Unit Account will be distributed in a single lump sum upon Separation from Service.
5.4Specified Employee Delay in Distribution Upon Separation from Service. The provisions of this Section 5.4 shall apply to the extent necessary to avoid adverse tax consequences to a Participant under Section 409A of the Code. If a Participant is a Specified Employee no distribution to such Participant which is triggered by a Separation from Service will be made any earlier than six months and one day following the date of the Separation from Service. If a Participant is a Specified Employee and is scheduled to receive payments in the form of annual installments upon a Separation from Service, the first annual installment payment will be made six months and one day following the date of the Separation from Service, and the remaining annual installment payments shall be made as originally scheduled.
5.5Distribution upon Death. In the event of a Participant’s death at any time prior to distribution of the Participant’s entire Stock Unit Account, whether before or after such distribution had commenced, as soon as administratively feasible after the Participant’s death the entire balance of the Participant’s Stock Unit Account shall be immediately settled in an issuance of Shares with a cash payment for any fractional Stock Unit to the beneficiary designated by the Participant under Article 7.
5.6Unforeseeable Emergency. In the event the Participant experiences an unforeseeable emergency as defined in Treas. Reg. § 1.409A-3(i)(3), the Administrator may, at the request of the Participant, make a distribution from the Participant’s Stock Unit Account equivalent to the amount reasonably necessary to satisfy the emergency need. The balance of the Stock Unit Account will not be distributed until the occurrence of the earliest distribution event as provided in the Participant’s Deferral Election. Unforeseeable emergency distributions will be administered in manner compliant with the requirements of Section 409A.
5.7Specified Date Distribution Downstream Election Changes. A Participant who had elected to receive distribution in settlement of his or her Stock Unit Account on a Specified Date is permitted to elect to delay a distribution or change the form of a distribution in accordance with procedures established by the Administrator so long as the following conditions are met:

(a)	Such election does not take effect until at least twelve (12) months after the date on which the election is made;

(b)	Such election must defer the distribution for a period of at least five (5) years from the date such distribution would otherwise have been made; and

(c)
If the distribution is scheduled to begin at specified time or pursuant to a fixed schedule, then such election must be made no less than twelve (12) months before the date the distribution is scheduled to be made.

Any subsequent deferral election shall become irrevocable as of the last permissible date for making such subsequent deferral election.
ARTICLE 6

UNFUNDED STATUS

6.1General. The interest of each Participant in any Director Fees deferred under the Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. Except as provided in Section 6.2, no money or other assets shall be set aside for any Participant.
6.2Trust. To the extent determined by the Board, the Company may, but shall not be required to, transfer funds necessary to fund all or part of the payments under the Plan to a trust; provided, the assets held in such trust shall remain at all times subject to the claims of the general creditors of the Company. No participant or beneficiary shall have any interest in the assets held in such trust or in the general assets of the Company other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the trust in favor of any Participant, beneficiary or creditor.

ARTICLE 7
DESIGNATION OF BENEFICIARY

7.1Beneficiary Designation. Each Participant may designate one or more beneficiaries to receive settlement of the Participant’s Stock Unit Account in the event of such Participant’s death. The Company may rely upon the beneficiary designation filed with the Administrator, provided that such form was executed by the Participant or his or her legal representative and filed with the Administrator prior to the Participant’s death. If a Participant has not designated a beneficiary, or if the designated beneficiary is not surviving when a payment is to be made to such person under the Plan, the beneficiary with respect to such payment shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

ARTICLE 8

ADMINISTRATION

8.1Administrator. The Plan shall be administered by the Administrator appointed by the Board. Unless the Board determines otherwise, the Administrator shall be a committee of Company employees consisting of the Company’s Chief Financial Officer, Corporate Secretary and one or more Company employees selected by the Chief Financial Officer. The Administrator shall have the authority to make all determinations it deems necessary or advisable for administering the Plan, subject to the express provisions of the Plan, and to delegate its authority to one or more Company employees.
8.2Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon the Participants and any other persons having any interest in the Plan.
8.3Indemnification of Administrator. The Company shall indemnify and hold harmless the members of the committee comprising the Administrator, and any Company employee to whom the duties of the Administrator are delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

ARTICLE 9

TAXES

9.1Withholding Taxes. By electing to make a deferral under this Plan, each Participant authorizes any required withholding from, at the Company’s election, distributions and any other amounts payable to the Participant, and the Participant otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company if any, which arise in connection with payments or distributions from this Plan. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to make distributions under this Plan. Any tax withholding obligation triggered by a distribution of Shares will be satisfied by an automatic reduction in the number of Shares issued to the Participant or the Participant’s beneficiary.
9.2409A Savings. This Plan is intended to comply with the requirements of Section 409A of the Code. The Administrator shall interpret the Plan provisions in a manner consistent with the requirements of Section 409A of the Code. To the extent one or more provisions of this Plan do not comply with Section 409A of the Code, such provision shall be automatically and immediately voided, and shall be amended as soon as administratively feasible and shall be administered to so comply. Notwithstanding the foregoing or anything else to the contrary in the Plan, the Company shall have no liability to any Participant should any provision of the Plan fail to satisfy the requirements of Section 409A.

ARTICLE 10

SECURITIES LAWS COMPLIANCE

10.1Action by Administrator. With respect to any Participant who is then subject to Section 16 of the Exchange Act, notwithstanding anything to the contrary set forth herein, any function of the Administrator under the Plan relating to such Participant shall be performed solely by the Board or its Compensation Committee, if and to the extent required to ensure the availability of an exemption under Section 16 of the Exchange Act for any transaction relating to such Participant under the Plan.
10.2Compliance with Section 16. Notwithstanding any other provision of the Plan or any rule, instruction, election form or other form, the Plan and any such rule, instruction or form shall be subject to any additional conditions or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, such provision, rule, instruction or form shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

ARTICLE 11

GENERAL PROVISIONS

11.1No Stockholder Rights Conferred. Nothing contained in the Plan will confer upon any Participant or beneficiary any rights of a stockholder of the Company, unless and until Shares are in fact issued or transferred to such Participant or beneficiary in accordance with Article 5.
11.2Changes to The Plan. The Administrator may amend, alter, suspend, discontinue, extend, or terminate the Plan without the consent of Participants; provided, no action taken without the consent of an affected Participant may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account at the time of such change or termination except that the Administrator may without the consent of any Participant terminate the Plan and distribute Shares in settlement of Stock Units then credited to Participant’s Stock Unit Account upon a Change in Control.
11.3Compliance With Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such restrictions as may be applicable under such laws, regulations and other obligations of the Company.
11.4Limitations on Transferability. Stock Units and other rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and shall not be subject to the claims of creditors of any Participant.
11.5Governing Law. The validity, construction and effect of the Plan and any agreement hereunder will be determined in accordance with laws of the State of Delaware.
11.6Plan Termination. The Administrator reserves the right to terminate the Plan at any time to the extent such termination is in compliance with the requirements of Section 409A. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as the Company and the Participants have no further rights or obligations under the Plan.

11.7Acceleration of Plan Distributions. The Administrator reserves the right to accelerate the distribution of Shares in settlement of Stock Unit Accounts to the extent compliant with the requirements of Section 409A, including any accelerated distribution permitted by Treas. Reg. § 1.409A-3(j)(4).

ARTICLE 12

DEFINITIONS

Wherever used herein, the following terms shall have the meanings set forth below:
“Administrator” means the committee appointed to administer the Plan under Article 8.
“Board” means the Board of Directors of the Company.
“Cash Director Fees” means all or part of any annual or quarterly retainer or meeting fees payable in cash to a Non-Employee Director as consideration for services provided as a Director in the form of cash.
“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A(a)(2)(A)(v) of the Code. Whether a Change in Control has occurred will be determined in manner consistent with the requirements of Section 409A.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Luna Innovations Incorporated, a Delaware corporation, or any successor thereto.
“Deferral Date” means the date Director Fees would otherwise have been paid to the Participant in the absence of a Deferral Election.
“Deferral Election” means a written election by a Participant to defer Director Fees under the Plan.
“Director” means any individual who is a member of the Board.
“Director Fees” means Cash Director Fees and/or Stock Director Fees. Director Fees shall not include any expenses paid directly or through reimbursement.
“Eligible Director” means a Director who is not an employee of the Company or any of its subsidiaries or affiliates.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” of a Share means on a given date (a) if the principal market for the Shares is the Nasdaq stock market, a national securities exchange or other recognized national market or service reporting sales, the closing price of a Share on the date of the determination on the principal market on which the Shares are then listed or admitted to trading, (b) if the Shares are not listed on the Nasdaq stock market, a national securities exchange or other recognized national market or service reporting sales, the closing price of a Share on the date of the determination as reported by the system then regarded as the most reliable source of such quotations, (c) if Shares are listed on a domestic stock exchange or market or quoted in a domestic market or service, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous day on which so reported, or (d) if none of the foregoing clauses apply, the fair market value of a Share as determined in good faith by the Administrator.
“Specified Employee” means a “specified employee” as defined in Treas. Reg. § 1.409A-1(i).
“Participant” means an Eligible Director who elects to defer Director Fees under the Plan.

“Section 409A” shall mean Section 409A of the Code and the regulations and other guidance thereunder.
“Separation from Service” means the termination of an individual’s service as a Director for any reason within the meaning of Treas. Reg. § 1.409A-1(h). Whether a Separation from Service has occurred will be determined in manner consistent with the requirements of Section 409A.
“Shares” means shares of the Company’s common stock, par value $0.001 per share, or, in the event that the outstanding shares of the Company’s common stock are recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities..
“Specified Date” means the date elected by the Participant on the Deferral Form for commencement of distribution of Shares in settlement of the Participant’s Stock Unit Account.
“Stock Units” means the credits made to a Participant’s Stock Unit Account under Article 4 of the Plan. Each Stock Unit represents the right to receive one Share upon settlement of the Stock Unit Account.
“Stock Unit Account” means the bookkeeping account established by the Company pursuant to Section 4.1.
“Stock Director Fees” means all or part of any award providing for an issuance of Shares granted to a Non-Employee Director as consideration for services provided as a Director, but excluding any stock option.

APPENDIX I

FORM OF NOTICE OF ELECTION TO DEFER DIRECTOR FEES

[Date]
Corporate Secretary
Luna Innovations Incorporated
301 1st Street, SW Suite 200
Roanoke, VA 24011
RE: Notice of Election to Defer Board of Director Compensation
Dear Mr. Graeff:
Pursuant to the Luna Innovations Incorporated Non-Employee Directors' Deferred Compensation Plan, as amended (the "Plan"), I hereby elect to defer receipt of my Director fees that I earn in future periods, whether otherwise payable to me in cash (“Cash Director Fees”) or in an issuance of shares of common stock or restricted stock units (“Stock Director Fees” and, collectively with the Cash Director Fees, the “Director Fees”), commencing with the Director Fees that I earn on or after January 1, 2018 in accordance with my elections below. I understand that this election will remain in effect with respect to any Director Fees that I earn in future taxable years unless and until changed by me in a manner permitted by Section 409A of the Internal Revenue Code.
I elect to have my Director Fees credited as follows (fill in appropriate percentages for options a, b, c and d below):
Cash Director Fees (percentages should total to 100%):

(a)	_____% of my aggregate Cash Director Fees shall be credited to my Stock Unit Account as provided for in the Plan;

(b)	_____% of my aggregate Cash Director Fees shall not be deferred;
Stock Director Fees (percentages should total to 100%):

(c)	_____% of my aggregate Stock Director Fees shall be credited to my Stock Unit Account as provided for in the Plan; and

(d)	_____% of my aggregate Stock Director Fees shall not be deferred.

I understand that application of any elected deferral percentage to Stock Director Fees will be rounded up the nearest whole share to avoid any fractional share deferral.
Further, I elect to receive any future payments to be made from my Stock Unit Account under the Plan in the following method (check one desired method below):
࿽    in one lump sum; or
࿽    in ______ (insert number) of equal annual installments.

I elect to receive (in the case of a lump sum) or begin to receive (in the case of installments) payment from my Stock Unit Account on the first day of the month next following the earlier of the following to occur:

(a)	My Separation of Service (as defined by the Plan);

(b)	My _______ birthday, which is ____________, 20___ (indicate the age you would like to trigger the distribution and the date upon which you will be that age);

(c)	____________ (indicate date that you would like to trigger distribution); or

(d)	A Change in Control (as defined by the Plan).
I understand an election to defer my Director Fees is irrevocable as of each December 31 with respect to fees earned for services performed in the immediately following calendar year.

In the event of my death prior to the receipt of all or any amount of the balance of my Stock Unit Account so accumulated. I designate the following one or more individuals; _________________________________________________________; as my beneficiary or beneficiaries to receive any accumulated but unpaid funds from my Stock Unit Account.

Sincerely,

____________________________________
Signature of Director

____________________________________
Printed Name of Director

____________________________________
Date